                         RESOURCE PROPERTIES XLIX, INC.

                             Secured Promissory Note


$55,000,000                                                       March 12, 1998

                  RESOURCE PROPERTIES XLIX, INC., a Delaware corporation ("Borrower"), for value received, promises to pay to the order of

                      MERRILL LYNCH MORTGAGE CAPITAL INC.,

a Delaware corporation ("Lender") or assigns, the principal amount of Fifty-Five Million Dollars ($55,000,000) or the outstanding aggregate principal amount of the Loan shown on Schedule A, whichever is less, on July 1, 1999.

                  This Note is the secured promissory note of Borrower referred to in the Secured Loan Agreement, dated as of March 12, 1998 (the "Loan Agreement"), between Borrower and Lender. The Loan Agreement, and the Pledge and Security Agreement (referred to in the Loan Agreement), dated as of March 12, 1998 (the "Security Agreement"), between Borrower and Lender, contain additional rights of the holder of, and provide the security for, this Note. Capitalized terms used but not defined herein have the respective meanings assigned to them in the Loan Agreement.

                  This Note shall bear interest on the outstanding balance hereof as provided in Section 2.03 of the Loan Agreement. Interest accrued hereon shall be paid on each Payment Date and on the Maturity Date. Any amount of principal of or (to the extent permitted by law) interest on this Note which is not paid when due (whether at the stated maturity hereof, by acceleration or otherwise) shall bear interest from the due date thereof until the date of actual payment in full (after as well as before judgment), payable on demand, at the rate specified in Section 2.03 of the Loan Agreement. Interest shall be payable in arrears and shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

                  If an Event of Default shall occur and be continuing, the unpaid balance of the principal of this Note together with all accrued but unpaid interest hereon may be declared or become forthwith due and payable in the manner and with the effect provided in the Loan Agreement.

                  This Note shall be prepaid in part, or as a whole, as the case may be, on one or more Payment Dates as provided in Section 2.06 of the Loan Agreement, without premium or penalty (but together with accrued and unpaid interest to the date of prepayment). This Note may also be prepaid at the option of Borrower, in whole or in part, as provided in Section 2.07(a) of the

Loan Agreement, together with accrued and unpaid interest to the date of prepayment at the rate set forth in Section 2.03 of the Loan Agreement on the amount prepaid and together with the Exit Fee and with break-funding costs to the extent provided in Section 2.07(b) of the Loan Agreement (and, if prepaid in whole, all other Obligations).

                  Upon the occurrence and continuation on of an Event of Default, if the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.01 of the Security Agreement are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, Borrower (and, as provided in Section 7.03 of the Loan Agreement, not the shareholders thereof individually) shall be liable to Lender for the deficiency.

                  All repayments of the principal hereof shall be recorded by Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to the Loan then outstanding shall be endorsed by Lender on the schedule attached hereto or on a continuation of such schedule attached to and made a part hereof; provided that the failure by Lender to make any such recordation or endorsement shall not affect the obligations of Borrower hereunder or under the Loan Agreement.

                  Payments of principal and interest and any other amounts due hereon shall be made in the lawful currency of the United States.

                  This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.

                                         RESOURCE PROPERTIES XLIX, INC.



                                         By:____________________________________
                                            Name:  Scott Schaeffer
                                            Title: President